UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2017 (September 14, 2017)

Resolute Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800, Denver, CO

(Address of principal executive offices)

80203

(Zip Code)

Registrant’s telephone number, including area code:  303-534-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

Purchase and Sale Agreement for Aneth Field

On September 14, 2017, Resolute Energy Corporation (“Resolute”) and certain of its wholly-owned subsidiaries (together, the “Sellers”) entered into a Membership Interest and Asset Purchase Agreement (the “Purchase and Sale Agreement”) pursuant to which Sellers have agreed to sell their respective equity interests in Resolute Aneth, LLC, the entity which holds all of Resolute’s interest in Aneth Field, and certain other assets associated with Aneth Field operations, to an affiliate of Elk Petroleum Limited (ASX: ELK) (the “Buyer”) for total potential consideration of up to $195 million (the “Aneth Disposition”).

Under the terms of the Purchase and Sale Agreement, Buyer will fund a performance deposit of $10 million creditable against the purchase price.  Sellers will receive cash consideration of $160 million at closing, subject to customary purchase price adjustments, and additional cash consideration of up to $35 million if oil prices exceed certain levels in the three years after closing, as follows: Buyer will pay Resolute $40,000 for each week day in the twelve months after closing that the WTI spot oil price exceeds $52.50 per barrel (up to $10 million); $50,000 for each week day in the twelve months following the first anniversary of closing that the oil price exceeds $55.00 per barrel (up to $10 million) and $60,000 for each week day in the twelve months following the second anniversary of closing that the oil price exceeds $60.00 per barrel (up to $15 million).

The closing of the Aneth Disposition is expected to occur on or about October 27, 2017 and is subject to the satisfaction or waiver of certain customary conditions, including the material accuracy of the representations and warranties of Buyer and Sellers, and performance of covenants.  The Aneth Disposition will have an effective date of October 1, 2017.  The Purchase and Sale Agreement contains terms and conditions customary to transactions of this type, including the obligation of Sellers to conduct the business of the acquired entity and Aneth Field in all material respects in the usual, regular and ordinary manner consistent with past practice and to refrain from taking certain specified actions without the consent of Buyer.  Subject to the right of Buyer to be indemnified for certain liabilities and for breaches of representations, warranties and covenants for a limited period of time, Buyer will assume substantially all of Sellers’ liabilities associated with the acquired entity and Aneth Field.  The Purchase and Sale Agreement also contains certain customary termination rights for each of Buyer and Sellers.

The Purchase and Sale Agreement also provides that Sellers, on behalf of Buyer, will enter into certain hedge arrangements in connection with the Aneth Disposition, which will then be novated to Buyer at the closing. Whether or not closing occurs, Buyer is obligated to reimburse Sellers for costs and expenses related to the entry into, or novation or transfer of, the hedging arrangements. Buyer is also obligated to indemnify Sellers for certain liabilities arising from or attributable to the hedging arrangements if the Purchase and Sale Agreement is terminated under certain circumstances.  The proceeds of the Aneth Disposition initially will be used to repay borrowings under Resolute’s revolving credit facility.

Item 7.01 Regulation FD Disclosure.

On September 14, 2017, Resolute issued a press release announcing the execution of the Purchase and Sale Agreement.  A copy of the press release is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01, including Exhibit 99.1 to this Current Report on Form 8-K, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits
99.1	Resolute Energy Corporation Press Release Regarding Aneth Disposition, dated September 14, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2017	RESOLUTE ENERGY CORPORATION

	By:	/s/ Richard F. Betz
Richard F. Betz
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	Resolute Energy Corporation Press Release Regarding Aneth Disposition, dated September 14, 2017.